Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES STRATEGIC SALE OF ITS SPECIALTY AND ORGANIC SOY AND CORN
BUSINESS TO PIPELINE FOODS

Toronto, February 25, 2019 - SunOpta Inc. (“SunOpta” or the “Company”) (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, today announced the sale of its specialty and organic soy and corn business to Pipeline Foods, LLC (“Pipeline Foods”) for $66.5 million, subject to certain post-closing adjustments. The transaction closed on February 22, 2019.

"Our specialty and organic soy and corn business has a long history of supplying high quality specialty, non-GMO and organic ingredients to the food industry,” said John Ruelle, Senior Vice President of Raw Material Sourcing and Supply at SunOpta. “I want to thank all of our employees who are transitioning to Pipeline Foods for their hard work and dedication. Each employee has had a meaningful impact and contributed to the Company’s Value Creation Plan during their time at SunOpta. We believe Pipeline Foods is well positioned in this space, which should serve the industry well and be positive for our transitioning employees."

“We are excited by this incredible opportunity to grow our business and expand the accessibility of organic and specialty grains in the US,” said Eric Jackson, chief executive of Pipeline Foods. “With this move, we are merging the newest team in the sustainable agriculture supply chain business with the most tenured and respected team in the business, and creating something even better. With a focused passion, we seek to merge the best parts of each organization’s culture, practices, experience, and relationships to build a world-class business that can deliver value to our farmer-partners as well as our customers.”

SunOpta's specialty and organic soy and corn business formed part of its North American-based raw material sourcing and supply segment and includes five facilities located in Hope, MN, Blooming Prairie, MN, Ellendale, MN, Moorhead, MN and Cresco, IA. As part of the deal, SunOpta and Pipeline Foods have entered into a multi-year supply agreement for certain ingredients used in SunOpta’s consumer products business. SunOpta will continue to operate its other North American-based sourcing and supply operations, consisting of sunflower and roasting operations, as well as its European-based international sourcing and supply platform, known as Tradin Organic, which were not part of the sale.

Additional details regarding the expected pro forma financial impact from the sale, along with expanded commentary on this development will be provided on SunOpta’s previously announced Fourth Quarter 2018 Financial Results Release and Conference Call scheduled for February 26, 2019.

Advisors

Raymond James & Associates, Inc. is serving as financial advisor and Faegre Baker Daniels LLP is serving as legal advisor to SunOpta.

Crowe LLP is serving as accounting and tax advisor and Saul Ewing Arnstein & Lehr is serving as legal advisor to Pipeline Foods.

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified ("non-GMO") and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta's organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable-based product offerings, supported by a global sourcing and supply infrastructure.

About Pipeline Foods

With headquarters in Minneapolis, Minn., Pipeline Foods is accelerating the availability and reliability of non-GMO, organic and regeneratively grown food. We bring transparent, sustainable supply chain solutions to connect the dots for our farming partners and end users of organic grains and ingredients. Find us at https://www.pipelinefoods.com/, on Twitter @PipelineFoods and Facebook www.facebook.com/pipelinefoods/.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our belief that Pipeline Foods is well positioned and should be able to serve the industry well and be positive for transitioning employees. Terms and phrases such as “believe”, “should”, “continue”, "expected", "plans", “will” and other similar terms and phrases are intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances. The Company makes no representation that reasonable business people in possession of the same information would reach the same conclusions. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including the availability and attractiveness of potential strategic investments for the Company, delays or other potential issues in transitioning employees to Pipeline Foods as well as other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

Scott Van Winkle
ICR
617-956-6736
scott.vanwinkle@icrinc.com

Source: SunOpta Inc.